Exhibit 99.1

Cross Country Healthcare to Attend the Benchmark 2022 Healthcare House Call Virtual Conference and the Jefferies 2022 Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--May 13, 2022--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) announced today that it is scheduled to participate in two upcoming conferences:

  The Benchmark 2022 Healthcare House Call Virtual Conference taking place on June 2, 2022. William J. Burns, Executive Vice President & Chief Financial Officer, and Josh Vogel, Vice President, Investor Relations, will participate in one-on-one investor meetings. No formal presentation will be made.
  The Jefferies 2022 Healthcare Conference taking place June 8-10, 2022. John Martins, President & Chief Executive Officer, William J. Burns, Executive Vice President & Chief Financial Officer, and Josh Vogel, Vice President, Investor Relations, will participate in one-on-one investor meetings on Wednesday, June 8, 2022. No formal presentation will be made.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a market-leading workforce solutions, tech-enabled talent platform, and staffing, recruitment, and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights. For two consecutive years, we have received the Top Workplaces USA award and were recently recognized as a recipient of the Top Workplaces Award for Innovation and Leadership by Energage. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases and additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, Vice President, Investor Relations
561-237-8310
jvogel@crosscountry.com